Exhibit 10.1

THE AARON’S COMPANY, INC.
AMENDED AND RESTATED
2020 EQUITY AND INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of _________, 202__ by and between THE AARON’S COMPANY, INC. (the “Company”) and [DIRECTOR NAME] (“Grantee”).
WITNESSETH:
WHEREAS, the Company maintains The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan (the “Plan”), and Grantee has been selected by the Compensation Committee of the Board (the “Committee”) to receive a grant of Restricted Stock Units under the Plan, subject to the terms and conditions of the Plan and this Agreement.
NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:
1.     Award of Restricted Stock Units
1.1    The Company has granted to Grantee an award of [NUMBER OF RSUs] Restricted Stock Units (“RSUs”), subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement and in the Plan. The grant date of this Award of RSUs is [GRANT DATE] (“Grant Date”).
1.2    This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
1.3    This Award is conditioned on Grantee’s acceptance of this Agreement. If this Agreement is not accepted by Grantee within one (1) month of Grantee’s receipt of the Agreement, it may be canceled by the Committee resulting in the immediate forfeiture of all RSUs. Acceptance of the Award may be evidenced by electronic means acceptable to the Committee.
2.     Restrictions; Vesting
2.1    Subject to Sections 2.2, 2.3, 2.4 and 9 below, if Grantee remains a Non-Employee Director (as defined in the Plan, “Director”) of the Company, Grantee shall become fully vested in the RSUs on May 8, 2020 (the “Vesting Date”).

2.2    If Grantee ceases to serve as a Director of the Company due to death or Disability, all unvested RSUs shall become fully vested and nonforfeitable as of the date of the Director’s death or cessation of service due to Disability.
2.3    Except as provided in Section 2.2 or Section 2.4, if Grantee resigns or is removed as a Director of the Company prior to the Vesting Date (for any reason including retirement), the RSUs shall vest with respect to a pro rata number of shares of Common Stock (“Shares”) calculated as (a) the number of months Grantee served as a Director from the Grant Date through the date of Grantee’s separation from service, divided by (b) 12. All unvested RSUs shall be forfeited and all rights of Grantee to such unvested RSUs shall be terminated as of such separation from service as a Director.
2.4    Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to Grantee’s Vesting Date, all RSUs not yet forfeited shall become fully vested and nonforfeitable as of the date of the Change in Control.
3.     Settlement
3.1    Subject to the requirements of Section 15 below, vested RSUs shall be settled on, or as soon as practicable and no later than sixty (60) days after, the earliest to occur of (a) the date Grantee ceases to serve as a Director and incurs a separation from service (as determined under Section 409A of the Code), (b) the date of a Change in Control that qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (each as defined in Section 409A of the Code), or (c) the date of Grantee’s death. Settlement of the RSUs shall be made by delivering to Grantee a number of Shares equal to the number of vested RSUs, rounded down to the nearest whole number of Shares, with any fractional Share paid in cash based on the closing price of a Share on the trading day immediately prior to the applicable payment date. In the case of settlement due to Grantee’s death, the Shares shall be delivered to Grantee’s beneficiary or personal representative of Grantee’s estate as soon as practical and no later than sixty (60) days after Grantee’s date of death.
3.2    The Company may deliver the Shares by the delivery of physical stock certificates or by certificateless book-entry issuance. The Company may, at the request of Grantee or the personal representative of Grantee’s estate, deliver the Shares to Grantee’s or the estate’s broker-dealer or similar custodian and/or issue the Shares in “street name,” either by delivery of physical certificates or electronically.
4.     Stock; Dividend Equivalents; Voting
4.1    Except as provided in Section 4.3, Grantee shall not have voting rights, rights to dividends or any other rights as a shareholder of the Company with respect to the RSUs until the date on which the Shares underlying the RSUs are issued or transferred to Grantee.

4.2    The RSUs and the number of Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 4.3 of the Plan.
4.3    From and after the Grant Date and until the earlier of (a) the time when the RSUs become vested and are paid in accordance with the terms of this Agreement or (b) the time when Grantee’s right to receive Shares in payment of the RSUs is forfeited in accordance with the terms of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate.
4.4    The issuance and transfer of Shares shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance. A legend may be placed on any certificate(s) or other document(s) delivered to Grantee indicating restrictions on transferability of the Shares pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Company’s Shares are then listed.
5.     Nontransferability
The RSUs are personal to Grantee and the RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution. Any such purported transfer or assignment shall be null and void.
6.     No Right to Continued Service as a Director
Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of services as a Director of the Company; nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate at any time Grantee’s service as a Director, subject to Grantee’s rights under this Agreement.
7.     Taxes
Grantee shall be responsible for all federal, state and local income and employment taxes payable with respect to this Award of RSUs and the delivery of Shares or cash in satisfaction of the RSUs.

8.     Plan Documents; Grantee Bound by the Plan
Grantee hereby acknowledges that a copy of the Plan, the Plan Prospectus and the Company’s latest annual report to shareholders or annual report on Form 10-K are available on the Company’s intranet site or upon request. Grantee agrees to be bound by all the terms and provisions of the Plan.
9.     Restrictive Covenants
9.1    Grantee hereby acknowledges that the Company may disclose (and/or has already disclosed) to Grantee and Grantee may be provided with access to and otherwise make use of, certain valuable, Confidential Information (as defined below) of the Company. Grantee also acknowledges that due to Grantee’s relationship with the Company, Grantee will develop (and/or has developed) special contacts and relationships with the Company’s employees and that it would be unfair and harmful to the Company if Grantee took advantage of these relationships to the detriment of the Company. For purposes of this Section 9, references to the Company shall be deemed to include references to any Subsidiary of the Company.
9.2    Grantee hereby agrees that during Grantee’s service as a Director and for a period of one (1) year following any voluntary or involuntary termination of Grantee’s service as a Director of the Company (regardless of reason), Grantee will not directly or indirectly, individually, or on behalf of any Person other than the Company:
(a)    solicit, recruit or induce (or otherwise assist any person or entity in soliciting, recruiting or inducing) any employee or independent contractor of the Company who performed work for the Company within the final year of Grantee’s service with the Company to terminate his or her relationship with the Company;
(b)    knowingly or intentionally damage or destroy the goodwill and esteem of the Company, the Company’s Business or the Company’s suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company.
9.3    Grantee further agrees that during Grantee’s service as a Director and for a period of one (1) year thereafter (or, with respect to Confidential Information that constitutes a “trade secret” under applicable law, until such information ceases to be a trade secret), Grantee will not, except as necessary to carry out Grantee’s duties as a Director of the Company, disclose or use Confidential Information without the Company’s prior written consent. Grantee further agrees that, upon termination or expiration of Grantee’s service as a Director with the Company for any reason whatsoever or at any time, Grantee will deliver promptly to the Company all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in Grantee’s possession or control, relating in any way to the Company’s Business or containing any Confidential Information of the Company, which at all times shall be the property of the Company.
9.4    For purposes of this Section 9, the following terms shall have the meanings specified below:

(a)    “Company’s Business” means the businesses of (i) financing, renting, leasing and selling new, rental or reconditioned residential furniture, electronic goods, household appliances, and related equipment and accessories; and/or (ii) providing web-based, virtual or remote lease-to-own programs or financing.
(b)    “Confidential Information” means information, without regard to form and whether or not in writing, relating to Company’s (or any of its affiliate’s) customers, operation, finances, and business that derives value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data (including personnel data relating to Company employees), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques (including rental, leasing, and sales techniques and methods), processes, financial data (including rate and price information concerning products and services provided by the Company), or lists of actual or potential customers (including identifying information about customers). Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential.
(c)    “Person” has the meaning ascribed to such term in the Plan. For the avoidance of doubt, a Person shall include any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
9.5    If, during Grantee’s service as a Director of the Company or at any time during the restrictive periods described above, Grantee violates the restrictive covenants set forth in this Section 9, then the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel any RSUs outstanding under this Award that have not yet been settled through the delivery of Shares. The parties further agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Grantee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is, therefore, agreed between the parties that, in the event of a breach by Grantee of any of Grantee’s obligations contained in this Section 9, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel Grantee to perform as agreed herein. Grantee agrees that this Section 9 shall survive the termination of his or her service as a Director of the Company. Nothing contained herein shall in any way limit or exclude any other right granted by law or equity to the Company.
10.    Modification of Agreement
No provision of this Agreement may be materially amended or waived unless agreed to in writing and signed by the Committee (or its designee). Any such amendment to this Agreement that is materially adverse to Grantee shall not be effective unless and until Grantee consents, in writing or by electronic means, to such amendment (provided that any amendment that is required to comply with Code Section 409A shall be effective without consent). The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Company has under this Agreement.

11.    Severability
Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms. In the event it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is otherwise unenforceable as drafted, it is the intent of the parties that such restriction be modified by the court to render it enforceable to the maximum extent permitted by law.
12.    Governing Law
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the conflicts of laws principles thereof. Any action arising under or related to this Agreement shall be filed exclusively in the state or federal courts with jurisdiction over Cobb County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.
13.    Successors in Interest
This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. Without limiting Section 5 hereof, this Agreement shall inure to the benefit of Grantee’s legal representatives. Without limiting Section 5 hereof, all obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon Grantee’s heirs, executors, administrators and successors.
14.    Resolution of Disputes
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement shall be determined by the Committee (or its designee). Any determination made by the Committee hereunder shall be final, binding and conclusive on Grantee and the Company for all purposes.
15.    Code Section 409A
This Agreement and this award of RSUs is intended to be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”). This Agreement shall be interpreted and administered by the Committee (or its designee) as it determines necessary or appropriate in accordance with Section 409A to avoid a plan failure under Code Section 409A(a)(1). Specifically, if any RSU is subject to Section 409A, (a) no payment of Shares that is payable upon Grantee’s separation from service as a Director will be payable unless and until Grantee incurs a separation from service as defined in Section 409A, and (b) if Grantee is a specified employee as determined under Section 409A, any settlement of the RSUs by payment of Shares that is payable upon Grantee’s separation from service, rather than upon a fixed date or due to death, shall be subject to the six-month delay rules of Section 409A to the extent necessary to comply with Section 409A. The Company does not guarantee any particular tax treatment, and Grantee is solely responsible for any taxes owed as a result of this Agreement and these RSUs.
16.    Protected rights; Defend Trade Secrets Act
    Notwithstanding any other provision of this Agreement, nothing contained herein limits Grantee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order, nor limits Grantee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, and for purposes of clarity Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Under the Defend Trade Secrets Act: (a) no person will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) a person who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the person and use the trade secret information in the court proceeding, if the person files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
THE AARON’S COMPANY, INC.

By:

By signing below or by accepting this award of RSUs as evidenced by electronic means acceptable to the Committee, Grantee hereby (i) acknowledges that a copy of the Plan, the Plan Prospectus and the Company’s latest annual report to shareholders or annual report on Form 10-K are available from the Company’s intranet site or upon request, (ii) represents that Grantee is familiar with the terms and provisions of this Agreement and the Plan, and (iii) accepts the award of RSUs subject to all the terms and provisions of this Agreement and the Plan using an online grant agreement/e-signature. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors upon any questions arising under the Plan. Grantee consents to the delivery of documents and other communications by electronic means.
GRANTEE:

[DIRECTOR NAME]